Exhibit 10.8

November 16, 2020

Anne Liu

Via email:

Dear Anne,

It is my pleasure to confirm your promotion effective as of August 9, 2019. The details of the position are outlined below for your review and consideration.

Position Title:	Executive Vice President, Chief Financial Officer

Effective Date:	August 9, 2019

Reports To:	Alan Davenport, Chief Executive Officer

Compensation:

$350,000 annually paid on a bi-weekly basis in accordance with the standard payroll practices of the Company and subject to all required withholdings and deductions.

Please note that this position is classified as an exempt level position (Overtime wages will not be applicable or applied to the base annual salary)

Employment Type:	Full Time

Bonus:	In addition to your cash compensation outlined above, you will continue to be eligible to earn a yearly bonus pursuant to the Company’s Discretionary Bonus Plan (the “Plan”), with a target of 50% of your annual base salary. The bonus has two components: 75% of your total eligible bonus will be based on the Company achieving its annual consolidated adjusted EBITDA target and 25% will be based on the achievement of your individual stated MBOs.

Work Location:	Irvine, California

Health & Welfare | There are several available options for you and your eligible dependents. The benefit guide outlining the health and welfare options will be sent separately for your review. The Company offers full major medical, dental and supplemental health and welfare benefits.

Retirement Savings | Eligibility and plan information will also be provided separately for your review. You are currently eligible to enroll in the 401(k), if you do not already participate. Please note that ILG will initiate an “automatic enrollment” of 3% of your base annual wages and increase by 1% per year on your anniversary date up to 10%. You may choose to leave this enrollment at 3%, change the % of your deferrals or elect not to participate in the plan.

Time Off Policies | All fulltime associates are eligible for time off pursuant to the Company’s policies as stated in the attached Time Off Policies document. You will be eligible for three weeks of vacation.

Benefits Information | The benefits described above are subject to additional terms and conditions as described in the employee handbook or other Company written policies.

Mutual Arbitration Agreement | All employees are required as a condition of employment to sign our standard Mutual Arbitration Agreement.

Non-Disclosure Agreement | In consideration of your offer of employment, receipt and sufficiency of which you hereby acknowledge, you agree that you will sign the Company’s Employee Non-Disclosure Agreement (“NDA”), [attached hereto] and that your employment is conditional upon returning a signed NDA to the Company, within two (2) days of your start date. Such NDA prohibits you from, among other things, improperly (i) disclosing or using confidential Company information, (ii) soliciting Company employees or customers, or (iii) claiming ownership of any materials developed during your employ, and is required by the Company as part of your employment.

Other Agreements | You also agree that you shall not, without the prior express written consent of an officer of the Company, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company Group during your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation. The provisions of this paragraph shall apply to you and your immediate family.

At-Will Employment | It is understood and accepted that the employment relationship is an “At-Will” relationship. You will be an “At-Will” employee, meaning that your employment is for an indefinite, unspecified period of time, and may be discontinued by you or by the Company at any time and for any reason. “At-Will” employment includes any personnel actions such as promotions, demotions or discipline. This letter is not a contract of employment.

Termination other than for Cause, Death or Permanent Disability | You shall have the right to terminate employment at any time. If the Company terminates your employment other than for Cause or other than upon the occurrence of your death or Permanent Disability, or if you terminates your employment for Good Reason, you shall be entitled to receive as severance (the “Severance Amount”) an amount equal to your Base Salary for one year, plus COBRA for an equivalent period (such period, the “Severance Period”), provided however, in no event shall the Severance Amount exceed the amount specified in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and Employee shall not be entitled to receive the Severance Amount unless you shall have executed and returned to the Company (within 46 days of the date the release is provided) and shall not have within 7 days timely revoked, to the extent applicable, a release of claims in a form provided by the Company to ensure a final, complete and enforceable general release of all claims that you have or may have against the Company, including without limitation any claims relating to or arising in any way from your employment with the Company and/or the termination thereof. The Severance Amount, if any, due hereunder shall be paid in equal installments pursuant to the Company’s ordinary payroll practices and shall be paid pursuant to the Pay Schedule beginning with the first regular payroll payment date that follows the two-month anniversary of the termination date. If you voluntarily terminate the Employment Period other than for Good Reason, all of your rights to your Base Salary and benefits (including any unearned portion of any bonus amount) shall immediately terminate as of the date of such termination except that you shall be entitled to any earned and unpaid portion of your Base Salary and accrued vacation up to the date of termination. If you terminate the Employment Period for Good Reason as a result of a reduction in your Base Salary, the Severance Amount described above shall be calculated using his or her Base Salary before such reduction.

“Cause” shall mean one or more of the following: (i) insubordination or repeated neglect by Employee of her assigned duties (other than by reason of permanent disability), or refusal by Employee to perform his assigned duties (other than by reason of permanent disability) which to the extent curable continues uncured for 30 days following receipt of written notice of such deficiency from his supervisor (provided that Employee shall only be permitted 30 days to cure once); (ii) an act of dishonesty by Employee that causes, or is likely to cause, harm to the Company or any Subsidiary, including without limitation an act of fraud against, or misappropriation of property belonging to the Company or any Subsidiary; (iii) Employee engaging in illegal conduct which is detrimental to the reputation of the Company or any Subsidiary; (iv) Employee committing a felony; (v) Employee being convicted of a crime involving moral turpitude that causes, or is likely to cause, material harm to the reputation of the Company or any Subsidiary; (vi) Employee breaching in any material respect the terms of this Agreement, any employment agreement or any equity incentive agreement to which Employee and the Company or any Subsidiary are party from time to time to, or any confidentiality or any other non-disclosure obligation owed to the Company or any Subsidiary; (vii) Employee commencing employment with another entity while he is an employee of the Company or any Subsidiary without the prior consent of the Board; (viii) the willing act by Employee of aiding or abetting a competitive business, customer or supplier of the Company or any Subsidiary to the disadvantage or detriment of the Company or any Subsidiary, other than such acts as Employee reasonably believes are in the best interests of the Company or any Affiliate (e.g., offering discounts); (ix) the entry of a judgment or order preventing or enjoining Employee from such activities as are material or essential for such Employee to perform his or her services or assigned duties as an employee or as required by the Agreement or such Employee’s Employment Agreement or Incentive Equity Agreement, if and to the extent in effect from time to time; or (x) breach of any fiduciary duty or gross negligence or willful misconduct with respect to the Company or any Subsidiary.

“Good Reason” shall mean if a Employee resigns from employment or retention with the Company and its Subsidiaries after one or more of the following actions are taken without such Employee’s consent: (i) the Company reduces the amount of the base salary payable to such Employee other than as part of a broader compensation reduction that is not limited to any particular employee, consultant or other service provider, (ii) the permanent relocation of such Employee to a location more than fifty (50) miles from such Employee’s current primary business office (excluding regular travel in the ordinary course of business and other than in connection with a transfer to a different location in connection with an agreed upon change in such Employee’s position or duties), (iii) the Company substantially reduces his duties and responsibilities such that they are no longer reasonably consistent with those of such Employee’s position, or (iv) the Company changes to whom you report, where such change represents a demotion; provided that in each case written notice of such Employee’s resignation for Good Reason describing in reasonable detail the basis therefor must be delivered to the Company within thirty (30) days after such Employee obtains actual knowledge of the occurrence of any such event and then only if the Company shall have failed to cure such event within 30 days after the Company’s receipt of such written notice.

This Agreement | You agree that if any court of competent jurisdiction shall finally hold that any provision of this Agreement is void or constitutes an unreasonable restriction, the provisions of this Agreement shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances.

Legal Information | Should you breach any of the terms of this offer letter, the related NDA or the posttermination obligations referenced herein, to the extent authorized by state law, you will be responsible for payment of all reasonable attorneys’ fees and costs that the Company incurred in the course of enforcing these terms, including demonstrating the existence of a breach and any other contract enforcement efforts.

Action Requested: Your Signature | If the terms in this letter are agreeable to you, please sign this letter below and return this letter and the enclosed agreements to me.

We believe you will continue to find this opportunity both challenging and rewarding.

Sincerely,

/s/ Alan K. Davenport
Alan Davenport
CEO and Chairman of the Board

JOB OFFER ACCEPTANCE | I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with ILG is considered at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice.

/s/ Anne Liu	11/18/2020
Acknowledgement & Acceptance	Date